UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 16, 2009

OHIO LEGACY CORP

(Exact name of registrant as specified in its charter)

Ohio	000-31673	34-1903890
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2375 Benden Drive Suite C
Wooster, OH 44691

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code :  (330) 263-1955

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

As previously announced, on November 15, 2009, Ohio Legacy Corp (“Legacy”) and its wholly-owned subsidiary, Ohio Legacy Bank, National Association, entered into a Stock Purchase Agreement (the “Agreement”) with Excel Financial, LLC (“Excel”). Under the terms of the Agreement, Excel agreed to purchase 15.0 million shares of Legacy common stock at a price of $1.00 per share. As a condition to Excel’s purchase of the Legacy shares, Legacy agreed to sell a minimum of 1.5 million shares of its common stock to investors other than Excel in a private offering, and to use its best efforts to sell an additional 1.0 million shares of its common stock in the same private offering, all at a purchase price of $1.00 per share.

On February 20, 2010, Legacy announced that, effective as of 11:59 p.m. on Friday, February 19, 2010, Legacy closed (i) the sale of 15.0 million shares of its common stock, pursuant to the Agreement, to Excel Bancorp, LLC, an affiliate of Excel, at a price of $1.00 per share and (ii) the sale of 2.5 million shares of its common stock to other local investors at a price of $1.00 per share. The aggregate proceeds from the sales were $17.5 million.

A copy of the press release issued by Legacy announcing the closing of the aforementioned sales is included as Exhibit 99.1 to this report.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(a)-(c)	Not applicable

(d)	Exhibits:

Exhibit No.	Description
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 22, 2010

OHIO LEGACY CORP
By: /s/ Rick L. Hull Rick L. Hull
President and Chief Executive Officer

Index to Exhibits

Exhibit No.	Description
99.1	Press Release